  Exhibit 99.1

ParkerVision Reports First Quarter 2020 Results

JACKSONVILLE, Fla., May 15, 2020 – ParkerVision, Inc. (OTCQB: PRKR), a developer and marketer of technologies and products for wireless applications, today announced results for the three months ended March 31, 2020.

First Quarter 2020 Summary and Recent Developments

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Received a favorable claim construction ruling (Markman Order) in the U.S. district court case against Qualcomm and HTC in Orlando, Florida.

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Case is stayed through May 29, 2020 due to COVID-19.

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Case is currently scheduled for jury trial commencing December 1, 2020.

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Infringement case against Qualcomm and Apple in Jacksonville, Florida, has been stayed pending the resolution of the patent infringement case in Orlando, Florida.

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Case was originally scheduled for trial commencing August 2020 but was placed on administrative stay due to COVID-19.

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Filed an action against Intel Corporation in the Western District of Texas in February 2020, as amended in May 2020, for infringement of ten of the Company’s patents.

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Filed an action against Chinese TCL Technology Group Corp and its U.S. subsidiary, TTE Technology, Inc. (collectively “TCL”) in U.S. district court in the Central District of California for infringement of nine of the Company’s patents in May 2020.

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TCL was reported to be the second largest brand of smart televisions in the United States in 2019.

First Quarter Financial Results

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Net loss for the three months ended March 31, 2020 was $7.9 million, or $0.21 per common share, compared to $2.1 million, or $0.07 per common share, for the same period in 2019.

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$4.0 million of the net loss for the first quarter of 2020 is comprised of non-cash expense for changes in the estimated fair value of contingent payment obligations of $2.2 million and a one-time charge of approximately $1.8 million recognized upon modification of existing warrant agreements and issuance of new warrants.

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$2.7 million of the net loss for the first quarter of 2020 is comprised of litigation fees and expenses primarily due to the cost of expert reports and fact discovery activities in the Jacksonville, Florida patent infringement case against Qualcomm and Apple, representing an increase of approximately $1.6 million over litigation fees and expenses for the same period in 2019.

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Cash used for operations was $1.3 million during the three months ended March 31, 2020, compared to $1.7 million during the same period in 2019.

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During the three months ended March 31, 2020, the Company received $1.5 million in proceeds from the sale of debt and equity securities and $0.5 million from the exercise of outstanding warrants.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “We believe that our new patent enforcement program with Goldberg Segalla, who represents us in the recently filed cases against Intel in Texas and TCL in California, is important to broaden our licensing potential to additional companies and markets that are benefiting from products in which our technologies are deployed. I also believe the ability to better focus our resources on the Orlando case against Qualcomm and HTC, in light of the recent stay in the Jacksonville case, is a positive for the Company. The Orlando case includes all of the Qualcomm products accused in the Jacksonville case plus numerous additional products, and the case covers ten years of infringement which is seven years longer than the infringement period in the Jacksonville case.”

About ParkerVision
ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies which enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2019 and the Form 10-Q for the quarter ended March 31, 2020. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman
Chief Financial Officer
ParkerVision, Inc.
904-732-6100, cpoehlman@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

(in thousands)	(unaudited) March 31, 2019	December 31, 2019
Cash and cash equivalents	$173	$57
Prepaid expenses and other current assets	739	622
Property and equipment, net	62	70
Intangible assets & other noncurrent assets	2,982	3,177
Total assets	3,956	3,926

Current liabilities	6,344	6,138
Contingent payment obligations	29,894	26,651
Convertible notes	2,951	2,733
Other long-term liabilities	1,042	1,501
Shareholders’ deficit	(36,275)	(33,097)
Total liabilities and shareholders’ deficit	$3,956	$3,926

ParkerVision, Inc.
Summary Results of Operations (unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31,
	2020	2019
Product revenue	$-	$10
Cost of sales	-	(10)
Gross margin	-	-

Research and development expenses	-	334
Selling, general and administrative expenses	5,495	2,156
Total operating expenses	5,495	2,490

Interest expense	(186)	(62)
Change in fair value of contingent payment obligations	(2,240)	458
Total interest and other	(2,426)	396

Net loss	$(7,921)	$(2,094)

Basic and diluted net loss per common share	$(0.21)	$(0.07)

Weighted average shares outstanding	38,329	29,186

ParkerVision, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
(in thousands)	March 31,
	2020	2019
Net cash used in operating activities	$(1,301)	$(1,673)
Net cash provided by investing activities	-	6
Net cash provided by financing activities	1,417	515

Net increase (decrease) in cash and cash equivalents	116	(1,152)

Cash and cash equivalents - beginning of period	57	1,527

Cash and cash equivalents - end of period	$173	$375